Exhibit 3.333

State of Delaware
Secretary of State
Division of Corporations
CERTIFICATE OF FORMATION	Delivered 11:44 AM 05/09/2016
FILED 11:44 AM 05/09/2016
OF	SR 20162954208 - File Number 6037243

INSIGHT BLOCKER LLC

This Certificate of Formation of Insight Blocker LLC (the “Company”) is being executed by the undersigned, an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.	The name of the limited liability company is Insight Blocker LLC.

2.	The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective as of 11:59 p.m. on May 9, 2016.

IN WITNESS WHEREOF, the undersigned, an authorized person, has executed this Certificate of Formation this 9th day of May, 2016.

By:	/s/ Martina Davis
Martina Davis
Authorized Person

AM 57202849.2